Exhibit 99.1

Press Release	Source: Vertical Branding, Inc.

Vertical Branding, Inc. Announces Preliminary 4th Quarter Sales Results
Tuesday January 16, 10:13 am ET

LOS ANGELES, Jan. 16, 2007 (PRIME NEWSWIRE) -- Vertical Branding, Inc. (OTC BB:VBDG.OB - News), a consumer products branding, marketing, and distribution company, announced today that it expects to report record sales for its fourth quarter ended December 31, 2006. The Company released preliminary consolidated net revenue figures of approximately $11 million for the fourth quarter, which represents a 645% increase over the same quarter of the prior year and over 100% sequential quarterly growth.

``We are very pleased with our fourth quarter performance as we continued a strong sales trend begun in the third quarter,'' said Nancy Duitch, CEO of Vertical Branding, Inc. ``Our extraordinary sales growth over the past couple quarters can be attributed to a combination of factors that include the availability of working capital from our convertible debt financing in the third quarter, our contemporaneous acquisition of rights to highly marketable products and a retail distribution division from Adsouth Partners, Inc., as well as the ability of our management team to quickly leverage these and other opportunities. We view the latter half of 2006 as a significant turning point for the Company and are excited about 2007 as we endeavor to build on this momentum.''

Vertical Branding announced that it expects to report fourth quarter retail distribution segment sales of approximately $3.9 million and direct response marketing segment sales of approximately $6.9 million. The Company's retail segment began in August 2006 with its acquisition of the consumer products division of Adsouth Partners, Inc. Third quarter 2006 retail segment sales were $1.2 million. Preliminary fourth quarter direct response segment sales represent an approximately 367% increase over the same period of the prior year and approximately 76% sequential quarterly growth. Sales from real estate activities in the fourth quarter are expected to be equivalent to those of the third quarter, or approximately $175,000.

Based on preliminary fourth quarter sales results, Vertical Branding expects to report net revenues of approximately $23.4 million for fiscal year 2006, a 188% increase over fiscal year 2005 net revenues of $8.1 million.

The results announced by Vertical Branding today are preliminary in nature and, because the Company reports revenue on a net sales basis, it is possible that reported results may differ in the event of year-end audit adjustments.

About Vertical Branding, Inc.

Vertical Branding, Inc. (OTC BB:VBDG.OB - News) is a consumer products, branding, marketing, and distribution company. The Company takes an integrated vertical marketing approach to brand building utilizing a variety of media channels, including television, online media, and print advertising. The Company also has established retail, catalog, and international product distribution channels to drive consumer sales. The Company's focus is on finding appealing and high quality products that meet a real need in the marketplace with emphasis on the health, beauty, relationship, personal care, and house ware product categories.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission. We assume no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Contact:

          Aurelius Consulting Group, Inc.

          Jon Cunningham

          (407) 644-4256 ext. 107

          Jon@aurcg.com

          info@aurcg.com

          www.runonideas.com

Source: Vertical Branding, Inc.